EXHIBIT 99.1

[inTEST News Release Letterhead]

FOR IMMEDIATE RELEASE

inTEST REPORTS 2011 THIRD QUARTER FINANCIAL RESULTS
41% of Bookings and 31% of Revenues Derived from Non-Semiconductor Test;
Gross Margin Increased Sequentially from 49% to 53%;
2011 Revenue and Earnings On Track to Exceed 2010

MOUNT LAUREL, NJ, November 2, 2011 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the 2011 third quarter ended September 30, 2011.

2011 Third Quarter Highlights:

  Third quarter bookings were $10.5 million, as compared with second quarter 2011 bookings of $13.5 million and third quarter 2010 bookings of $9.8 million. 41% of third quarter 2011 bookings were derived from non-semiconductor test.
  Third quarter net revenues were $11.7 million, as compared with second quarter 2011 net revenues of $13.8 million and third quarter 2010 net revenues of $11.3 million. 31% of third quarter 2011 net revenues were derived from non-semiconductor test.
  Third quarter gross margin was $6.1 million, or 53%, as compared with second quarter 2011 gross margin of $6.8 million, or 49%, and third quarter 2010 gross margin of $5.5 million, or 48%. A more favorable product mix in our Mechanical Products segment helped to drive the improvement in gross margins in the third quarter.
  Third quarter net earnings of $5.2 million, or $0.50 per diluted share, increased over second quarter net earnings of $2.7 million, or $0.26 per diluted share, and third quarter 2010 net earnings of $1.7 million, or $0.17 per diluted share. The substantial increase in third quarter net earnings was driven by the effect of the reversal of $2.9 million of valuation allowance against our deferred tax assets. The impact of the reversal of the valuation allowance was an increase in our diluted net earnings per share of $0.28. Absent the reversal of the deferred tax valuation allowance, third quarter net earnings would have been $0.22 per diluted share, a decrease from the second quarter of 2011, but in excess of our Q3 2011 earnings guidance of $0.13 to $.018 per share, due to better than expected gross margin and lower than expected operating expenses. Second quarter 2011 net earnings reflect the effect of approximately $64,000 of non-recurring costs associated with the preparation and filing of the Company's Registration Statement on Form S-3 on May 3, 2011.

Robert E. Matthiessen, inTEST Corporation's President and Chief Executive Officer, commented, "We have strategically diversified our Thermal Products segment to address growth markets in both the semiconductor and non-semiconductor areas, including aerospace, defense, automotive, telecommunications and medical pharmaceutical. We began 2011 with non-semiconductor related bookings of 18% for the first quarter and have systematically expanded our product offerings, with third quarter non-semiconductor related bookings increasing to 41% of consolidated bookings, a testament to the strength of the Company's diversification strategy. During the third quarter of 2011, nearly 60% of our Thermal Group's bookings came from non-semi customers, driven by orders for oscillators, nuclear, uranium enrichment, LEDs, and Military / Aerospace applications. Despite the current turbulent macro-economic environment, our diversified business model places inTEST in a position to somewhat offset the softening order rate that has recently impacted the overall semiconductor industry and sets us on a path to enhanced profitability, with our results for 2011 on track for both revenue and earnings to exceed 2010 levels." Mr. Matthiessen concluded, "Although we are experiencing near term softness in demand from our semiconductor customers, our customers continue to strategically increase their overall test capacity as they seek to meet end market demand for a broad range of products. Accordingly, we are confident that the long-term growth prospects for inTEST Corporation remain positive."

Fourth Quarter 2011 Financial Outlook:

The Company expects that net revenue for the fourth quarter ended December 31, 2011 will be in the range of $9.5 million to $10.5 million and that net earnings will be in the range of $0.03 to $0.10 per diluted share. The fourth quarter outlook is based on the Company's current views with respect to operating and market conditions and customers' forecasts, which are subject to change.

Third Quarter 2011 Investor Conference Call / Webcast Details:

There will be a conference call with investors and analysts this evening at 5:00 pm EDT to discuss the Company's third quarter 2011 results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating, product initiatives or developments, or other matters relating to the Company's current or future performance.

The dial-in number for the live audio call beginning at 5 p.m. EDT on November 2, 2011 is +1- (480) 629-9665. The Passcode for the conference call is 4482250. Please reference inTEST Q3 2011 Financial Results Conference Call. A live webcast of the conference call will be available on inTEST's website at www.intest.com, under the 'Investors' section.

An archive of the webcast will be available for a period of one year at inTEST's website at www.intest.com, under the 'Investors' section.

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy; changes in the demand for semiconductors; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of restructuring initiatives and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
Contacts:	Investors:
inTEST Corporation	Laura Guerrant-Oiye, Principal
Hugh T. Regan, Jr.	Guerrant Associates
Treasurer and Chief Financial Officer	lguerrant@guerrantir.com
Tel: 856-505-8999	Tel: 808-882-1467

- Tables Follow -

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Nine Months Ended
	9/30/2011	9/30/2010	6/30/2011	9/30/2011	9/30/2010
Net revenues	$11,681	$11,305	$13,800	$37,185	$36,094
Gross margin	6,133	5,452	6,798	18,024	17,357
Operating expenses:
Selling expense	1,461	1,444	1,587	4,433	4,427
Engineering and product development expense	809	767	822	2,444	2,255
General and administrative expense	1,448	1,555	1,666	4,748	4,689
Operating income	2,415	1,686	2,723	6,399	5,986
Other income (expense)	5	8	10	71	(11)
Earnings before income tax expense (benefit)	2,420	1,694	2,733	6,470	5,975
Income tax expense (benefit)	(2,762)	16	78	(2,624)	17
Net earnings	5,182	1,678	2,655	9,094	5,958

Net earnings per share - basic	$0.51	$0.17	$0.26	$0.90	$0.60
Weighted average shares outstanding - basic	10,183	10,033	10,147	10,133	10,011

Net earnings per share - diluted	$0.50	$0.17	$0.26	$0.88	$0.59
Weighted average shares outstanding - diluted	10,297	10,195	10,297	10,287	10,127

Condensed Consolidated Balance Sheets Data:
	As of:
	9/30/2011	6/30/2011	12/31/2010
Cash and cash equivalents	$12,064	$ 8,879	$ 6,895
Trade accounts receivable, net	6,816	8,278	6,244
Inventories	4,674	4,267	3,489
Total current assets	24,404	21,590	17,058
Net property and equipment	1,098	1,137	718
Total assets	31,227	26,274	21,408
Accounts payable	1,733	2,105	1,672
Accrued expenses	3,876	3,717	3,445
Total current liabilities	5,786	5,979	5,265
Noncurrent liabilities	-	-	39
Total stockholders' equity	25,441	20,295	16,104

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